Exhibit 99.1

EASTERLY GOVERNMENT PROPERTIES

REPORTS SECOND QUARTER 2021 RESULTS

WASHINGTON, D.C. – August 3, 2021 – Easterly Government Properties, Inc. (NYSE: DEA) (the “Company” or “Easterly”), a fully integrated real estate investment trust (“REIT”) focused primarily on the acquisition, development and management of Class A commercial properties leased to the U.S. Government, today announced its results of operations for the quarter ended June 30, 2021.

Highlights for the Quarter Ended June 30, 2021:

•	Net income of $9.3 million, or $0.10 per share on a fully diluted basis
•	FFO of $31.2 million, or $0.33 per share on a fully diluted basis
•	FFO, as Adjusted of $29.2 million, or $0.31 per share on a fully diluted basis
•	CAD of $23.2 million
•

Announced an increase in the Company’s earnings guidance for 2021 FFO per share on a fully diluted basis to a range of $1.30 - $1.32, representing an increase of $0.02 from the Company’s previously stated guidance. The revised guidance is based on an increase in the Company’s 2021 acquisition volume target to $300.0 million from $200.0 million previously, and up to $25.0 million of gross development-related investment during the year

•

Entered into a note purchase agreement to issue up to $250.0 million principal amount of fixed rate senior unsecured notes (the “Notes”) with a weighted average maturity of 8.5 years and a weighted average interest rate of 2.82%. The Notes are expected to be issued on October 14, 2021, subject to customary closing conditions

•

Acquired a 43,600 leased square foot United States Attorney’s Office (USAO) facility in Springfield, Illinois (“USAO - Springfield"). This 100% leased facility was constructed in 2002 and is leased to the General Services Administration (GSA) on behalf of the USAO pursuant to a 20-year lease, which does not expire until March 2038

•

Acquired a 94,378 leased square foot National Weather Service (NWS) facility in Kansas City, Missouri (“NWS - Kansas City”). This build-to-suit facility was originally constructed in 1998 then substantially renovated in 2020 and is 100% leased to the GSA on behalf of the NWS pursuant to a 15-year firm term lease with a five-year fixed rate renewal option, which, if exercised, does not expire until December 2038

•	Completed the strategic disposition of an 11,590 leased square foot Social Security Administration (SSA) facility located in Mission Viejo, California (“SSA - Mission Viejo”)
•

Launched a new at-the-market (ATM) program pursuant to which the Company may issue and sell shares of common stock having an aggregate offering price of up to $300.0 million, including through the sale of shares on a forward basis (the “2021 ATM Program”)

•

Expects to receive, as of the date of this release, net proceeds of approximately $94.6 million from the sale of 3,999,697 shares of the Company’s common stock that have not yet been settled under the Company’s ATM Programs launched in 2019 (the “2019 ATM Programs”), assuming these forward sales transactions are physically settled in full using a net weighted average initial forward sales price of $23.65 per share

“Easterly continues to demonstrate its ability to accretively scale the organization through the acquisition of Class A bullseye properties,” said William C. Trimble, Easterly’s Chief Executive Officer. “With increased visibility of our pipeline and enduring confidence in the mission criticality of our facilities, Easterly was pleased to increase its dividend, earnings guidance and target acquisition volume as we deliver growth to our shareholders.”

Financial Results for the Six Months Ended June 30, 2021:

Net income of $17.1 million, or $0.18 per share on a fully diluted basis

FFO of $61.4 million, or $0.66 per share on a fully diluted basis

FFO, as Adjusted of $57.5 million, or $0.61 per share on a fully diluted basis

CAD of $47.7 million

Portfolio Operations

As of June 30, 2021, the Company wholly owned 83 operating properties in the United States encompassing approximately 7.6 million leased square feet, including 81 operating properties that were leased primarily to U.S. Government tenant agencies and two operating properties that were entirely leased to private tenants. In addition, the Company wholly owned one property under re-development that the Company expects will encompass approximately 0.2 million rentable square feet upon completion. The re-development project, located in Atlanta, Georgia, is currently in design and, once complete, a 20-year lease with the GSA is expected to commence for the beneficial use of the U.S. Food and Drug Administration (FDA). As of June 30, 2021, the portfolio had a weighted average age of 13.6 years, based upon the date properties were built or renovated-to-suit and had a weighted average remaining lease term of 8.6 years.

Acquisitions and Dispositions

On April 22, 2021, the Company acquired a 43,600 leased square foot USAO facility in Springfield, Illinois. USAO - Springfield was constructed in 2002 and is 100% leased to the GSA on behalf of the USAO pursuant to a 20-year lease, which does not expire until March 2038. Conveniently located on the same block as the United States District Courthouse, USAO - Springfield serves as the headquarters for the USAO’s Central Division of Illinois with subordinate staffed offices in Peoria, Rock Island and Urbana. The district includes 46 of the 102 counties within the State of Illinois.

On May 20, 2021, the Company acquired a 94,378 leased square foot NWS facility in Kansas City, Missouri. NWS - Kansas City is a build-to-suit facility that was originally constructed in 1998 then substantially renovated in 2020. The facility is 100% leased to the GSA on behalf of the NWS pursuant to a 15-year firm term lease with a five-year fixed rate renewal option, which, if exercised, does not expire until December 2038. NWS - Kansas City serves as the Central Region Headquarters for the NWS, one of six regional offices strategically located throughout the country. From this facility, NWS manages all operational and scientific meteorological, hydrological, and oceanographic programs for the region, including observing networks, weather services, forecasting, and climatology and hydrology.

On June 4, 2021, the Company completed the strategic disposition of one of its smaller facilities, the 11,590 leased square foot SSA facility in Mission Viejo, California. Constructed in 2005, SSA - Mission Viejo was one of 14 properties contributed by Western Devcon in connection with the Company’s formation transactions and initial public offering in 2015. The Company intends to utilize the proceeds from the sale, in part, to purchase younger, mission critical assets in the current pipeline.

Balance Sheet and Capital Markets Activity

As of June 30, 2021, the Company had total indebtedness of approximately $1.0 billion comprised of $137.3 million outstanding on its revolving credit facility, $100.0 million outstanding on its 2016 term loan facility, $150.0 million outstanding on its 2018 term loan facility, $450.0 million of senior unsecured notes, and $202.3 million of mortgage debt (excluding unamortized premiums and discounts and deferred financing fees). At June 30, 2021, Easterly’s outstanding debt had a weighted average maturity of 5.8 years and a weighted average interest rate of 3.4%. As of June 30, 2021, Easterly’s Net Debt to total enterprise value was 33.9% and its Adjusted Net Debt to annualized quarterly pro forma EBITDA ratio was 6.2x.

On May 11, 2021, the Company entered into a note purchase agreement pursuant to which Easterly Government Properties LP, the Company’s operating partnership, will issue and sell up to $250.0 million principal amount of fixed rate senior unsecured notes. The Notes will be issued and sold in the following two tranches:

•	$50.0 million 2.62% Senior Notes, Series A, due October 14, 2028
•	$150.0 million 2.89% Senior Notes, Series B, due October 14, 2030

The weighted average maturity of the Notes is 8.5 years, and the weighted average interest rate is 2.82%. The Notes are expected to be issued on October 14, 2021, subject to customary closing conditions. The Company’s operating partnership has the option to increase the Series B tranche of the Notes up to a principal amount of $200.0 million.

On June 22, 2021, the Company launched its 2021 ATM Program pursuant to which it may issue and sell shares of common stock having an aggregate offering price of up to $300.0 million, including through the sale of shares on a forward basis.

During the quarter ended June 30, 2021, the Company did not issue any shares of the Company’s common stock through its ATM programs. As of the date of this release, the Company expects to receive net proceeds of approximately $94.6 million from the sale of 3,999,697 shares of the Company’s common stock that have not yet been settled under the 2019 ATM Programs, assuming these forward sales transactions are physically settled in full using a net weighted average initial forward sales price of $23.65 per share.

Dividend

On July 27, 2021, the Board of Directors of Easterly approved an increased cash dividend for the second quarter of 2021 in the amount of $0.265 per common share. The dividend will be payable August 24, 2021 to shareholders of record on August 12, 2021.

Subsequent Events

On July 23, 2021, the Company amended and restated its existing senior unsecured credit facility (the “Amended Credit Facility”). The Amended Credit Facility increased the total borrowing capacity of the Company’s existing credit facility by $50.0 million, for a total credit facility size of $650.0 million, and consists of two components: (i) a $450.0 million revolving senior unsecured credit facility (the “Revolver”) and (ii) a $200.0 million senior unsecured term loan facility (the “Term Loan”), up to $50.0 million of which will be available on a delayed draw basis for up to 364 days after the closing date. The Revolver includes an accordion feature that provides the Company with additional capacity, subject to the satisfaction of customary terms and conditions, of up to $250.0 million. The Revolver will initially mature in July 2025, four years from the closing date, with two six-month as-of-right extension options available, which, if exercised, would extend the maturity to July 2026. The Term Loan has a five year term and will mature in July 2026. The Term Loan is prepayable without penalty for the entire term of the loan.

Borrowings under the Revolver will bear interest at a rate of LIBOR plus a spread of 1.20% to 1.80%, depending on the Company's leverage ratio. The Term Loan will bear interest at a rate of LIBOR plus a spread of 1.20% to 1.70%, depending on the Company's leverage ratio. Given the Company's current leverage ratio, the initial spread to LIBOR is set at 1.25% for the Revolver and 1.20% for the Term Loan. The Amended Credit Facility also features a sustainability-linked pricing component whereby the spread will decrease by 0.01% if Easterly achieves certain sustainability targets.

As of June 30, 2021, pro forma for (i) the closing of the upsized private placement and issuance of the Notes and (ii) the execution of the Amended Credit Facility whereby outstanding balances on the Company’s existing revolving line of credit are paid, the Company’s weighted average debt maturity was 7.4 years and the weighted average interest rate was 3.55%.

On July 22, 2021, the Company acquired a 61,384 leased square foot multi-tenanted facility in Cleveland, Ohio (“Various GSA - Cleveland"). The three-story renovated-to-suit facility for the U.S. Department of Homeland Security, was substantially renovated in 2016 and 2021 and is leased to several key agencies within the U.S. Government. Immigration and Customs Enforcement (ICE) occupies 66% of the building under a first generation 15-year lease that does not expire until August 2031. The National Weather Service (NWS) occupies 15% of the building under an initial 20-year term that does not expire until September 2040. Finally, the VNA Health Group (VNA), a nonprofit health care organization, occupies 19% of the building under an initial 10-year lease that does not expire until December 2028. In addition, the VNA has two five-year renewal options that, if exercised, would extend the lease term until December 2038. In total, and assuming the VNA exercises its renewal options, the facility is 100% occupied with a weighted average lease expiration of June 2034.

As of the date of this release, Easterly has acquired six properties in 2021 for a combined total purchase price of $134 million, representing 45% of the Company’s $300 million acquisition volume target underlying the Company’s 2021 earnings guidance.

Guidance

Outlook for the 12 Months Ending December 31, 2021

The Company is maintaining its guidance for 2021 FFO per share on a fully diluted basis, as increased by the Company on June 30, 2021, in a range of $1.30 - $1.32.

	Low	High
Net income (loss) per share – fully diluted basis	$0.30	0.32
Plus: real estate depreciation and amortization	$1.00	1.00
FFO per share – fully diluted basis	$1.30	1.32

This guidance assumes $300.0 million of acquisitions and up to $25.0 million of gross development-related investment during 2021.

This guidance is forward-looking and reflects management's view of current and future market conditions. The Company's actual results may differ materially from this guidance.

Non-GAAP Supplemental Financial Measures

This section contains definitions of certain non-GAAP financial measures and other terms that the Company uses in this press release and, where applicable, the reasons why management believes these non-GAAP financial measures provide useful information to investors about the Company’s financial condition and results of operations and the other purposes for which management uses the measures. These measures should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. Additional detail can be found in the Company’s most recent annual report on Form 10-K and quarterly report on Form 10-Q, as well as other documents filed with or furnished to the Securities and Exchange Commission from time to time.

Cash Available for Distribution (CAD) is a non-GAAP financial measure that is not intended to represent cash flow for the period and is not indicative of cash flow provided by operating activities as determined under GAAP. CAD is calculated in accordance with the current Nareit definition as FFO minus normalized recurring real estate-related expenditures and other non-cash items and nonrecurring expenditures. CAD is presented solely as a supplemental disclosure because the Company believes it provides useful information regarding the Company’s ability to fund its dividends. Because all companies do not calculate CAD the same way, the presentation of CAD may not be comparable to similarly titled measures of other companies.

EBITDA is calculated as the sum of net income (loss) before interest expense, taxes, depreciation and amortization. EBITDA is not intended to represent cash flow for the period, is not presented as an alternative to operating income as an indicator of operating performance, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP, is not indicative of operating income or cash provided by operating activities as determined under GAAP and may be presented on a pro forma basis. EBITDA is presented solely as a supplemental disclosure with respect to liquidity because the Company believes it provides useful information regarding the Company's ability to service or incur debt. Because all companies do not calculate EBITDA the same way, the presentation of EBITDA may not be comparable to similarly titled measures of other companies.

Funds From Operations (FFO) is defined, in accordance with the Nareit FFO White Paper - 2018 Restatement, as net income (loss), calculated in accordance with GAAP, excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. FFO is a widely recognized measure of REIT performance. Although FFO is a non-GAAP financial measure, the Company believes that information regarding FFO is helpful to shareholders and potential investors.

Funds From Operations, as Adjusted (FFO, as Adjusted) adjusts FFO to present an alternative measure of the Company’s operating performance, which, when applicable, excludes the impact of acquisition costs, straight-line rent, amortization of above-/below-market leases, amortization of deferred revenue (which results from landlord assets funded by tenants), non-cash interest expense, non-cash compensation, depreciation of non-real estate assets and other non-cash items. By excluding these income and expense items from FFO, as Adjusted, the Company believes it provides useful information as these items have no cash impact. In addition, by excluding acquisition related costs the Company believes FFO, as Adjusted provides useful information that is comparable across periods and more accurately reflects the operating performance of the Company’s properties. Certain prior year amounts have been updated to conform to the current year FFO, as Adjusted definition.

Net Debt and Adjusted Net Debt. Net Debt represents consolidated debt (reported in accordance with GAAP) adjusted to exclude unamortized premiums and discounts and deferred financing fees, less cash and cash equivalents. By excluding these items, the result provides an estimate of the contractual amount of borrowed capital to be repaid, net of cash available to repay it. The Company believes this calculation constitutes a beneficial supplemental non-GAAP financial disclosure to investors in understanding its financial condition. Adjusted Net Debt is Net Debt reduced by 1) for each project under construction or in design, the lesser of i) outstanding lump-sum reimbursement amounts and ii) the cost to date, 2) 40% times the amount by which the cost to date exceeds total lump-sum reimbursement amounts for each project under construction or in design and 3) outstanding lump-sum reimbursement amounts for projects previously completed. These adjustments are made to 1) remove the estimated portion of each project under construction, in design or previously completed that has been financed with debt which may be repaid with outstanding cost reimbursement payments from the US Government and 2) remove the estimated portion of each project under construction or in design, in excess of total lump-sum reimbursements, that has been financed with debt but has not yet produced earnings. See page 20 of the Company’s Q2 2021 Supplemental Information Package for further information. The Company's method of calculating Net Debt and Adjusted Net Debt may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Other Definitions

Fully diluted basis assumes the exchange of all outstanding common units representing limited partnership interests in the Company’s operating partnership, the full vesting of all shares of restricted stock, and the exchange of all earned and vested LTIP units in the Company’s operating partnership for shares of common stock on a one-for-one basis, which is not the same as the meaning of “fully diluted” under GAAP.

Conference Call Information

The Company will host a webcast and conference call at 10:00am Eastern time on August 3, 2021 to review the second quarter 2021 performance, discuss recent events and conduct a question-and-answer session. The number to call is 1-877-705-6003 (domestic) and 1-201-493-6725 (international). A live webcast will be available in the Investor Relations section of the Company’s website.  A replay of the conference call will be available through August 17, 2021 by dialing 844-512-2921 (domestic) and 1-412-317-6671 (international) and entering the passcode 13721315. Please note that the full text of the press release and supplemental information package are available through the Company’s website at ir.easterlyreit.com.

About Easterly Government Properties, Inc.

Easterly Government Properties, Inc. (NYSE: DEA) is based in Washington, D.C., and focuses primarily on the acquisition, development and management of Class A commercial properties that are leased to the U.S. Government. Easterly’s experienced management team brings specialized insight into the strategy and needs of mission-critical U.S. Government agencies for properties leased to such agencies either directly or through the U.S. General Services Administration (GSA). For further information on the company and its properties, please visit www.easterlyreit.com.

Contact:

Easterly Government Properties, Inc.

Lindsay S. Winterhalter

Vice President, Investor Relations & Operations

202-596-3947

ir@easterlyreit.com

Forward Looking Statements

We make statements in this press release that are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are usually identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of such words or similar expressions and include our guidance with respect to Net income (loss) and FFO per share on a fully diluted basis.  We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement in this press release for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made.  Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved.  Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation: risks associated with our dependence on the U.S. Government and its agencies for substantially all of our revenues; risks associated with ownership and development of real estate; the risk of decreased rental rates or increased vacancy rates; loss of key personnel; the continuing adverse impact of the novel coronavirus (COVID-19) on the U.S., regional and global economies and on our financial condition and results of operations; general volatility of the capital and credit markets and the market price of our common stock; the risk we may lose one or more major tenants; difficulties in completing and successfully integrating acquisitions; failure of acquisitions or development projects to occur at anticipated levels or to yield anticipated results; risks associated with actual or threatened terrorist attacks; intense competition in the real estate market that may limit our ability to attract or retain tenants or re-lease space; insufficient amounts of insurance or exposure to events that are either uninsured or underinsured; uncertainties and risks related to adverse weather conditions, natural disasters and climate change; exposure to liability relating to environmental and health and safety matters; limited ability to dispose of assets because of the relative illiquidity of real estate investments and the nature of our assets; exposure to litigation or other claims; risks associated with breaches of our data security; risks associated with our indebtedness; and other risks and uncertainties detailed in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission on February 24, 2021 and under the heading “Risk Factors” in our other public filings.  In addition, our anticipated qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, or the Code, and depends on our ability to meet the various requirements imposed by the Code through actual operating results, distribution levels and diversity of stock ownership.  We assume no obligation to update publicly any forward looking statements, whether as a result of new information, future events or otherwise.

Balance Sheet

(Unaudited, in thousands, except share amounts)

	June 30, 2021	December 31, 2020
Assets
Real estate properties, net	$2,284,295	$2,208,661
Cash and cash equivalents	8,059	8,465
Restricted cash	6,619	6,204
Tenant accounts receivable	48,742	45,077
Intangible assets, net	161,187	163,387
Prepaid expenses and other assets	34,663	25,746
Total assets	$2,543,565	$2,457,540

Liabilities
Revolving credit facility	137,250	79,250
Term loan facilities, net	249,148	248,966
Notes payable, net	447,151	447,171
Mortgage notes payable, net	201,049	202,871
Intangible liabilities, net	22,129	25,406
Deferred revenue	90,503	92,576
Interest rate swaps	9,686	12,781
Accounts payable, accrued expenses, and other liabilities	52,112	48,549
Total liabilities	1,209,028	1,157,570

Equity
Common stock, par value $0.01, 200,000,000 shares authorized,
83,931,290 and 82,106,256 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively.	839	821
Additional paid-in capital	1,471,928	1,424,787
Retained earnings	47,157	31,965
Cumulative dividends	(334,815)	(291,652)
Accumulated other comprehensive loss	(8,539)	(11,351)
Total stockholders' equity	1,176,570	1,154,570
Non-controlling interest in Operating Partnership	157,967	145,400
Total equity	1,334,537	1,299,970
Total liabilities and equity	$2,543,565	$2,457,540

Income Statement

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Revenues
Rental income	$66,095	$59,550	$130,274	$116,133
Tenant reimbursements	1,899	435	2,219	1,587
Other income	620	541	1,122	1,024
Total revenues	68,614	60,526	133,615	118,744

Expenses
Property operating	14,296	10,915	26,390	22,173
Real estate taxes	7,553	6,617	14,839	13,179
Depreciation and amortization	22,525	23,654	44,850	47,210
Acquisition costs	483	668	970	1,206
Corporate general and administrative	5,768	5,505	11,576	10,988
Total expenses	50,625	47,359	98,625	94,756

Other expense
Interest expense, net	(9,265)	(9,004)	(18,386)	(17,907)
Gain on the sale of operating property	530	-	530	-
Net income	9,254	4,163	17,134	6,081

Non-controlling interest in Operating Partnership	(1,053)	(497)	(1,942)	(718)
Net income available to Easterly Government
Properties, Inc.	$8,201	$3,666	$15,192	$5,363

Net income available to Easterly Government
Properties, Inc. per share:
Basic	$0.10	$0.05	$0.18	$0.07
Diluted	$0.10	$0.05	$0.18	$0.07

Weighted-average common shares outstanding:
Basic	83,817,680	76,171,627	82,973,705	75,532,169
Diluted	84,247,285	76,869,965	83,398,931	76,185,277

Net income, per share - fully diluted basis	$0.10	$0.05	$0.18	$0.07

Weighted average common shares outstanding -
fully diluted basis	94,664,559	86,766,753	93,662,392	85,750,924

EBITDA, FFO and CAD

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Net income	$9,254	$4,163	$17,134	$6,081
Depreciation and amortization	22,525	23,654	44,850	47,210
Interest expense	9,265	9,004	18,386	17,907
Tax expense	177	177	311	266
Gain on the sale of operating property	(530)	-	(530)	-
EBITDA	$40,691	$36,998	$80,151	$71,464

Pro forma adjustments(1)	301
Pro forma EBITDA	$40,992

Net income	$9,254	$4,163	$17,134	$6,081
Depreciation of real estate assets	22,502	23,654	44,820	47,210
Gain on the sale of operating property	(530)	-	(530)	-
FFO	$31,226	$27,817	$61,424	$53,291
Adjustments to FFO:
Acquisition costs	483	668	970	1,206
Straight-line rent and other non-cash adjustments	(1,324)	(620)	(2,737)	(1,329)
Amortization of above-/below-market leases	(1,225)	(1,527)	(2,511)	(3,048)
Amortization of deferred revenue	(1,398)	(697)	(2,819)	(1,394)
Non-cash interest expense	364	360	727	718
Non-cash compensation	1,033	1,021	2,367	2,021
Depreciation of non-real estate assets	23	-	30	-
FFO, as Adjusted	$29,182	$27,022	$57,451	$51,465

FFO, per share - fully diluted basis	$0.33	$0.32	$0.66	$0.62
FFO, as Adjusted, per share - fully diluted basis	$0.31	$0.31	$0.61	$0.60

FFO, as Adjusted	$29,182	$27,022	$57,451	$51,465
Acquisition costs	(483)	(668)	(970)	(1,206)
Principal amortization	(946)	(878)	(1,886)	(1,748)
Maintenance capital expenditures	(3,762)	(1,646)	(5,012)	(2,523)
Contractual tenant improvements	(765)	(433)	(1,927)	(758)
Cash Available for Distribution (CAD)	$23,226	$23,397	$47,656	$45,230

Weighted average common shares outstanding -
fully diluted basis	94,664,559	86,766,753	93,662,392	85,750,924

1 Pro forma assuming a full quarter of operations from the two properties acquired in the second quarter of 2021.

Net Debt and Adjusted Net Debt

(Unaudited, in thousands)

June 30, 2021
Total Debt(1)	$1,039,555
Less: cash and cash equivalents	(8,059)
Net Debt	$1,031,496
Less: adjustment for development projects(2)	(11,645)
Adjusted Net Debt	$1,019,851

1 Excludes unamortized premiums / discounts and deferred financing fees.

2 See definition of Adjusted Net Debt on Page 5.